Exhibit 10.1

FIRST AMENDMENT TO LEASE AGREEMENT
THIS FIRST AMENDMENT TO LEASE AGREEMENT (“Amendment”) is made and dated for reference purposes only as of July 24, 2012, by and between DL FARADAY L.P., a Delaware limited partnership (“Landlord”), and DOT HILL SYSTEMS CORPORATION, a Delaware corporation (“Tenant”), with reference to the following facts:
A.    Landlord’s predecessor-in-interest, Equastone 2200 Faraday, LLC, a Delaware limited liability company, and Tenant entered into that certain Lease Agreement dated September 1, 2005 (the “Lease”), for the premises commonly known as 2200 Faraday Avenue, Suite 100, Carlsbad, California (the “Premises”). Unless otherwise indicated in this Amendment, the defined terms used herein have the same meanings as the defined terms used in the Lease.
B.    Landlord and Tenant now desire to amend the Lease upon the terms and conditions contained in this Amendment.
THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant hereby agree to amend the above Lease as follows:
1.Surrender of Premises; Irrevocable License; Expiration Date.
(a)    Subject to the terms and conditions of this Amendment, effective as of September 1, 2012 (the “Surrender Date”), Tenant hereby covenants and agrees to vacate and surrender possession of the Premises to Landlord in accordance with and in the condition required by the provisions of the Lease, including, without limitation, Sections 8.6 and 27 of the Lease. Notwithstanding anything to the contrary contained in the Lease, if any of Tenant’s personal property, furniture, equipment or possessions are left at the Premises after the Surrender Date, they shall be deemed abandoned to Landlord, title shall be deemed to have passed to Landlord, and Landlord shall thereafter have the right to dispose of such items in any manner Landlord chooses, the cost of which shall be the sole responsibility of Tenant (including, without limitation, all costs of storage should Landlord elect to store any of Tenant’s abandoned property). Tenant waives any and all rights under California law with respect thereto. Tenant’s failure to surrender possession of the Premises to Landlord on the Surrender Date in the condition required under the Lease, as amended by this Amendment, shall be a material default by Tenant under the Lease, as amended by this Amendment. If Tenant fails to surrender the Premises on or before the Surrender Date in the conditioned required hereunder, then, in addition to Landlord’s rights and remedies under the Lease, Tenant shall indemnify, defend with counsel reasonably acceptable to Landlord and hold Landlord harmless from all claims, losses and/or liabilities arising out of such failure to surrender, including, without limitation, any claims made by any succeeding tenant based thereon, and any attorneys’ fees and other costs of legal proceedings.
(b)    Effective on the Surrender Date, Tenant hereby grants to Landlord an exclusive, non-revocable license (the “License”) to access, use, possess, and occupy the Premises for any and all lawful purposes whatsoever, including, without limitation, the construction of improvements and the making of alterations, at any and all times, at Landlord’s sole cost and expense, until and through the Expiration Date, as amended herein. Landlord’s use of the Premises as described above shall in no event constitute a constructive eviction and Tenant hereby waives any claims against Landlord for the same. Under no circumstances shall Tenant have the right to terminate or revoke the License granted hereunder to Landlord or otherwise limit or interfere with the rights granted to Landlord under said License.
(c)    Subject to the terms and conditions of this Amendment, including Tenant’s obligation to make the Final Rent Installment (defined below), the Expiration Date of the Lease is hereby amended to be “December 21, 2012”.
2.    Base Rent and Additional Charges for the Premises.
(a)    Abated Monthly Base Rent and Additional Charges. Effective as of the Surrender Date and subject to the performance of Tenant’s obligations under this Amendment, Monthly Base Rent and Additional Charges payable by Tenant under the Lease shall be conditionally abated for the months of February 2013, March 2013, and April 2013 (the “Abated Rent Period”). Accordingly, Tenant’s obligation to pay Monthly Base Rent and Additional Charges shall be amended as set forth below:

Payable On or Before	Total Monthly Rent (Monthly Base Rent, plus Additional Charges
September 1, 2012	$113,347.08
October 1, 2012	$113,347.08
November 1, 2012	$113,347.08
December 1, 2012	$113,347.08
January 2, 2013	$233,708.40

(b)    Conditions Precedent. Each of the following shall be an express condition precedent, exclusively for Landlord’s benefit, to Tenant’s right to the abatement of Monthly Base Rent and Additional Charges during the Rent Abatement Period: (i) Tenant shall have delivered to Landlord two (2) fully-executed originals of this Amendment signed by authorized signatories of Tenant; (ii) Tenant shall not be in Default under the Lease or this Amendment; (iii) Tenant shall have delivered to Landlord the final installment of monthly Rent on or before January 2, 2013 pursuant to the above schedule (the “Final Rent Installment”), which obligation shall survive the Expiration Date, as amended herein, and (iv) Tenant shall have vacated and surrendered the Premises to Landlord on or before the Surrender Date in the condition required under this Amendment, time being of the essence. In the event Tenant does not comply with any of the above conditions precedent, then, at Landlord’s sole option and discretion, (x) Tenant’s right to the abatement of Monthly Base Rent and Additional Charges as set forth herein shall automatically terminate and Tenant shall remain responsible for the payment of the same, notwithstanding any termination of the Lease, and (y) Landlord shall have the right to pursue any and all remedies it may have at law, in equity, under the Lease, and under this Amendment.
3.    Annual Determination of Expenses. Notwithstanding the provisions of Sections 4.3.3, 4.3.4, and 4.3.5 of the Lease, Tenant and Landlord hereby acknowledge and agree that the estimated amount of Additional Charges included in the total monthly Rent payable by Tenant in the schedule set forth in Section 2(a), above, shall be conclusive and binding upon Tenant and Landlord, and shall not be subject to adjustment or reconciliation, notwithstanding that the actual Additional Charges may be more or less than the amounts included in such monthly Rent. Tenant hereby waives any rights it may have under the Lease, at law, or in equity (i) to review or audit Landlord’s estimate of Additional Charges or any portion thereof paid by Tenant for any period during the Term of the Lease, or (ii) to any credit for the difference in Additional Charges actually paid by Tenant during any period during the Term of the Lease.
4.    Extension Options. Article 43 of the Lease is hereby deleted in its entirety. Tenant hereby waives any right it may have under the Lease, at law, or in equity to extend the Term of the Lease.
5.    Releases; Surviving Obligations.
(a)    Release. In consideration of the foregoing and the representations and other agreements contained herein, as of the Expiration Date, as amended herein, and except for Tenant’s obligation to pay the Final Rent Installment as and when due, Landlord and Tenant hereby release and forever discharge each other, and their respective partners, officers, directors, agents, trustees, beneficiaries, and employees, of and from any and all claims, acts, damages, liabilities, demands, rights of action and causes of action (collectively, “Claims”), which each party ever had, now has, or in the future may have, against the other, arising from or in any way connected with the Lease, or Landlord’s management or operation of the building in which the Premises is located, except for those obligations and liabilities contained herein or reinstated pursuant to the provisions hereof, including, without limitation, the provisions of subparagraph (c), below. This release is intended as a full settlement and compromise of each, every, and all Claims of every kind and nature relating to the Lease and the management of the building in which the Premises is located.
(b)    General Release. Effective as of the Expiration Date, as amended herein, and subject to Tenant’s obligation to pay the Final Rent Installment, Landlord and Tenant expressly waive any and all rights which they may have under Section 1542 of the Civil Code of the State of California pertaining to the Lease and the occupancy of the Premises (or such similar statutes), which provides as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR”
Landlord and Tenant understand and agree that by execution of this Amendment, each party and its partners, officers, directors, agents, trustees, beneficiaries, and employees do not admit any liability of any nature whatsoever.
(c)    Surviving Obligations. Notwithstanding the mutual release of obligations and liabilities set forth in subsections (a) and (b), above, Tenant shall continue to remain liable after the Expiration Date, as amended herein: (i) for any obligations and liabilities of Tenant under the Lease, as amended by this Amendment, that survive surrender of the Premises, including, without limitation, Tenant’s obligation to pay the Final Rent Installment; and (ii) for any Claims arising from or in connection with the use and operation of the Premises based on occurrences taking place before the Surrender Date, whether known or unknown, anticipated or unanticipated, fixed or contingent. Notwithstanding the mutual release of obligations and liabilities set forth in subsections (a) and (b), above, Landlord shall be liable for any Claims against Tenant arising from Landlord’s use and operation of the Premises and exercise of its right under the License based on occurrences taking place after the Surrender Date.
6.    Tenant’s Representations and Warranties. Tenant hereby represents and warrants to Landlord that: (i) Tenant is the sole tenant of the Premises and has not previously assigned its interest in and to the Lease or sublet all or any portion of the Premises; (ii) Tenant has not caused or permitted any release or disposal on, under, within or from the Premises of any Hazardous Substances, and as of the Surrender Date, as amended by Section 4, above, Tenant will properly remove from the Premises all Hazardous Substances stored or used by or on behalf of Tenant within the Premises; and (iii) Tenant has not violated any applicable laws or regulations with respect to Tenant’s use or occupancy of the Premises which violations have not been remedied by Tenant on or before the Surrender Date, as amended by Section 4, above.
7.    Broker Representation. Landlord and Tenant represent to one another that neither has dealt with any other broker or finder in connection with this Amendment nor is any fee or commission payable in connection with this Amendment, and each party shall indemnify, defend and hold the other harmless from and against any and all claims, losses and liabilities arising out of, or relating to, a breach by the indemnifying party of such representation.
8.    No Other Amendments. The Lease and this Amendment constitute the entire agreement by and between Landlord and Tenant and supersede any other agreement or representation, written or oral, that either party may hereinafter assert or allege exist, and the Lease, as hereby modified, remains in full force, except as amended by this Amendment, and is hereby ratified and reaffirmed as amended by this Amendment.
9.    Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of California.
10.    Conflicts. If any conflict between this Amendment and the Lease should arise, the terms of this Amendment shall control.
11.    Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the successors and assigns of the respective parties hereto.
12.    Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall together constitute a single instrument.
13.    Time of the Essence. Time is of the essence as to each of the terms, provisions, conditions, covenants, and requirements set forth herein.
14.    No Disclosure. Tenant agrees that it shall not disclose any of the matters set forth in this Amendment or disseminate or distribute any information concerning the terms, details, or conditions hereof to any person, firm, or entity without obtaining the express written approval of Landlord, which approval may be withheld in Landlord’s sole and absolute discretion.
15.    No Offer. This Amendment shall not be binding until executed and delivered by both parties. This Amendment shall not be relied upon by any other party, individual, corporation, partnership, or other entity as a basis for amending or terminating its lease with Landlord.
16.    Attorneys’ Fees and Costs. In the event of any controversy, claim or dispute between the parties affecting or relating to the purposes or subject matter of this Amendment, the prevailing party shall be entitled to recover from the non-prevailing party all of its reasonable expenses, fees, and costs, including attorneys’ and accountant’s fees.
17.    Authority. The individual(s) executing this Amendment on behalf of Landlord and Tenant each represent and warrant that he or she has the capacity, with full power and authority, to bind Landlord and Tenant, respectively, to the terms hereof.
[SIGNATURES ON FOLLOWING PAGE]

The parties have executed this Amendment as of the date first written above.

TENANT:	DOT HILL SYSTEMS CORPORATION, a Delaware corporation By: /s/ Hanif Jamal Printed Name: Hanif Jamal Title: CFO
LANDLORD:	DL FARADAY L.P., a Delaware limited partnership By: G&I V Investment Faraday Corp., a Delaware corporation Its General Partner By: /s/ Brian T. Summers Name: Brian T. Summers Title: Vice President

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